Exhibit 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

706-781-2265

rex_schuette@ucbi.com

United Community Banks, Inc. Announces COMPLETION

OF MERGER WITH Tidelands Bancshares, Inc.

BLAIRSVILLE, Ga., July. 1, 2016 — United Community Banks, Inc. (NASDAQ: UCBI) (“United”) has completed its merger, effective today, with Mt. Pleasant, South Carolina-based Tidelands Bancshares, Inc. (OTC Pink: TDBK) (“Tidelands”).

Also effective today, Tidelands’ bank subsidiary, Tidelands Bank, merged into United’s bank subsidiary, United Community Bank. The legacy Tidelands Bank offices will continue to operate as Tidelands Bank until conversion to United’s operating systems, which is expected in November 2016. After conversion, these offices will operate under the brand name of United Community Bank.

The merger of Tidelands into United enhances United’s presence in the fast-growing coastal South Carolina markets of Charleston, Hilton Head and Myrtle Beach. It also provides an important platform for an existing team of United lenders already in the Charleston area, as well as expanded banking products and services for Tidelands customers.

“The acquisition of Tidelands completes the two-step plan associated with our coastal South Carolina growth strategy,” stated Jimmy Tallent, chairman and chief executive officer of United. “The first step, completed in 2015, was bringing in experienced Charleston-area bankers led by regional president Dixon Woodward. The team is off to a strong start, already exceeding our high expectations. With the combination of our exceptional bankers and this in-market banking platform, we expect to accelerate our growth opportunities in the attractive coastal South Carolina markets.”

Thomas Lyles, chairman, president and chief executive officer of Tidelands, will continue as chairman of United’s Charleston community bank advisory board. “The merger provides enhanced resources and a wider range of products and services,” Lyles said. “We will have the ability to grow in ways that would have been more difficult on our own. More importantly, the combination with United is a win for our loyal customers. They are accustomed to best-in-class customer service - the very kind for which United is known.”

Dixon Woodward, United’s Regional President of Coastal South Carolina, said, “We have had the opportunity to begin working with Thomas and our other new Tidelands teammates over the past few months and are extremely encouraged and excited by what we have seen. The customers, employees and branch network are all top notch, and will fit very well into United’s plans for growth in coastal South Carolina. The synergies between our teams are tremendous, and we believe will lead to a successful partnership both strategically and financially.”

Tidelands Bank operates seven branches with $464 million in assets, $413 million in deposits and $325 million in loans.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ:UCBI) is a registered bank holding company based in Blairsville, Georgia, with $10.3 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast region’s largest full-service banks, operating 142 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in providing personalized community banking services to individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products, including mortgage, advisory, and treasury management. United Community Banks is consistently recognized for its outstanding customer service by respected national research firms. In 2016, United Community Bank was ranked first in customer satisfaction in the Southeast by J.D. Power for the third consecutive year, and again in 2016 was ranked among the top 100 on the Forbes’ list of America’s Best Banks. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.